Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Saleen Automotive, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated June 27, 2013, relating to the combined financial statements of Saleen Automotive, Inc. and SMS Signature Cars as of March 31, 2013 and 2012 and for the years then ended which appear in Saleen Automotive, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2013. We also consent to the reference to our Firm under the caption “Experts.”

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

October 15, 2013